Exhibit 99.3

AMENDMENT NO. 1

TO

DARA BIOSCIENCES, INC. 2008

EMPLOYEE, DIRECTOR AND CONSULTANT STOCK PLAN

Amendment No. 1 (the “Amendment”), dated May 15, 2012, to 2008 Employee, Director and Consultant Stock Plan (the “Existing Plan”; as amended hereby, the “Plan”), of DARA BioSciences, Inc., a Delaware corporation (the “Company”).

Statement of Purpose

The Plan was approved by the Company’s Board of Directors on December 5, 2007, and by its stockholders on February 12, 2008, and became effective on such date. The Company wishes to amend the Plan to increase the number of shares of the Company’s common stock, par value $.01, authorized for issuance under the Plan.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto hereby agree as follows:

1.        Capitalized Terms. All capitalized terms used and not defined herein shall have the meanings given thereto in the Existing Plan.

2.        Amendment to Existing Plan. The first paragraph of Section 4. STOCK SUBJECT TO PLAN is hereby deleted in its entirety and replaced with the following:

“Subject to adjustment as provided in this Section 4, the aggregate number of shares of Stock which may be delivered under the Plan (the “Maximum Plan Shares”) shall not exceed 1,995,098; provided, however, that, as of January 1 of each calendar year, commencing with the year 2013, the maximum number of shares of Stock which may be delivered under the Plan shall automatically increase by a number sufficient to cause the number of shares of Stock covered by the Plan to equal 15% of the total number of shares of Stock then outstanding, assuming for this purpose the conversion into Stock of all outstanding securities that are convertible by their terms (directly or indirectly) into Stock. The maximum aggregate number of shares of Stock which may be delivered under the Plan to employees in the form of Incentive Stock Options is the lesser of (1) the Maximum Plan Shares and (2) 10,000,000.”

3.        Reference to and Effect on the Plan. The Plan, as amended hereby, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

4.        Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

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Approved effective May 15, 2012